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                                                                  Exhibit 99.1

NEWS
[HOUSTON INDUSTRIES LOGO] Houston Industries Incorporated
P.O. BOX 4567  HOUSTON, TEXAS 77210  (713) 207-1111

FOR FURTHER INFORMATION, CONTACT:

Sandy Fruhman (713) 207-3123 (Media) - Houston Industries (HOU)
Dennis Barber (713) 207-3042 (Investors) - Houston Industries (HOU)

FOR RELEASE: Thursday, February 6, 1997

        Houston Industries Incorporated (HI) announced that the Federal Energy Regulatory Commission (FERC) has initiated an inquiry which could delay HI's completion of its pending merger with NorAm Energy Corp.

        Further details follow.

              FERC JURISDICTIONAL INQUIRY CONCERNING NORAM MERGER

        (Houston, TX) The Federal Energy Regulatory Commission (FERC) yesterday issued an order directing that NorAm Energy Corp.'s power marketing subsidiary make a filing setting forth its views on whether the pending merger between NorAm and HI requires FERC approval under Section 203 of the Federal Power Act. Alternatively, FERC invited NorAm to file an application seeking approval under
Section 203. NorAm and HI are studying the FERC order and will file a response in the near future.

        NorAm's subsidiary, NorAm Energy Services, Inc. (NES) holds authorization from FERC to make market-based sales of electric power and energy. Under that authorization NES is required to notify FERC if there is a change in the characteristics relied on by FERC in granting that authorization. In September 1996, pursuant to the merger agreement, NES filed a notice with FERC advising that, following the merger, NES would become a subsidiary of a public utility (HI's Houston Lighting & Power Company subsidiary), but NES sought to continue its status as a power marketer based on its compliance with FERC guidelines for utility power-marketer affiliates. That application remains pending at FERC. Generally, changes in a marketer's status are addressed by FERC administratively without hearing.

        Under Section 203 of the Federal Power Act, a public utility subject to FERC's jurisdiction must obtain prior approval from FERC for a sale of its assets or a merger of its assets with those of another public utility. By virtue of its authorization from FERC, NES is subject to certain requirements as a public utility under the Federal Power Act, but HL&P is not considered to be a "jurisdictional" public utility under that Act since it does not operate facilities that are engaged in the sale or transmission of electric power and energy in interstate commerce. NorAm and HI believe that approval under Section 203 is not required by law and that the application of FERC jurisdiction in these circumstances would be unprecedented.


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        In its order initiating a jurisdictional inquiry, FERC reviewed prior merger cases and noted that, following the merger, NES's jurisdictional facilities (i.e., its tariff and its contracts to sell electric power and energy in interstate commerce) would become controlled by HI through HI's ownership of NorAm Energy Corp. FERC concluded that this situation raised an issue of whether FERC authorization under Section 203 is required for the merger transaction. FERC accordingly required NES to provide, within 30 days, its views as to why such approval is not required or, in the alternative, to file for approval under Section 203.

        Although HI and NorAm are still analyzing FERC's order, they remain convinced that no approval is required or warranted under Section 203.


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